Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Protagonist Therapeutics, Inc. 2016 Equity Incentive Plan and the Protagonist Therapeutics, Inc. 2016 Employee Stock Purchase Plan of our reports dated February 21, 2025, with respect to the consolidated financial statements of Protagonist Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Protagonist Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
February 21, 2025